EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-164940 on Form F-1 of our report dated December 16, 2009 except for Note 15, as to which the date is March 10, 2010, relating to the combined financial statements as of December 31, 2008 and 2007 and for each of the two years in the period ended December 31, 2008 of Scorpio Tankers Inc. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE LLP
DELOITTE LLP
London, United Kingdom
March 10, 2010

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